Free Writing Prospectus, dated December 4, 2024
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated November 15, 2024
Registration Statement Nos. 333-282616 and 333-282616-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any securitized utility tariff bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on page 2 of this Preliminary Term Sheet.

Ameren Missouri Securitization Funding I, LLC

(Issuing Entity)

Preliminary TERM SHEET

$476,121,000 Securitized Utility Tariff Bonds, Series 2024-A

Issuing Entity:	Ameren Missouri Securitization Funding I, LLC

Sponsor, Depositor and Initial Servicer:	Union Electric Company, d/b/a Ameren Missouri (“Ameren Missouri”)

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Goldman Sachs & Co. LLC RBC Capital Markets, LLC

Co-Managers	SMBC Nikko Securities America, Inc. Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2025

Initial Securitized Utility Tariff Charge as a Percentage of Customer’s Bill:

The initial securitized utility tariff charge for the securitized utility tariff bonds offered hereby is expected to represent approximately 1.8%(2) of the total electric bill, as of October 2024, received by a 1,000 kWh residential customer of Ameren Missouri.

Credit Policy:	The first sentence of the seventh paragraph on page 54 of the preliminary prospectus has been revised as follows: Customers may be required to establish credit through deposits or other means, as assessed at Ameren Missouri’s discretion per MoPSC regulations, such as depositing cash equal to twice the average monthly electric charge.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)	Preliminary, subject to change.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)(3)	Scheduled Final Payment Date(3)	Final Maturity Date(3)	CUSIP	ISIN
A-1	$476,121,000	8.53	10/01/2039	10/01/2041	023940 AA7	US023940AA78

(3)	Preliminary, subject to change.

Ameren Missouri and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Ameren Missouri and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Ameren Missouri, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and RBC Capital Markets, LLC toll-free at 1-866-375-6829.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the securitized utility tariff charges securing them, are subject to modification or revision, at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS Preliminary Term Sheet IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the securitized utility tariff bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the Bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE(1)

Payment Date	Tranche A-1 Principal
10/01/2025	$17,384,423
04/01/2026	$11,564,803
10/01/2026	$11,850,107
04/01/2027	$12,142,449
10/01/2027	$12,442,003
04/01/2028	$12,748,947
10/01/2028	$13,063,464
04/01/2029	$13,385,740
10/01/2029	$13,715,966
04/01/2030	$14,054,339
10/01/2030	$14,401,059
04/01/2031	$14,756,333
10/01/2031	$15,120,372
04/01/2032	$15,493,392
10/01/2032	$15,875,614
04/01/2033	$16,267,265
10/01/2033	$16,668,578
04/01/2034	$17,079,792
10/01/2034	$17,501,151
04/01/2035	$17,932,904
10/01/2035	$18,375,309
04/01/2036	$18,828,628
10/01/2036	$19,293,130
04/01/2037	$19,769,092
10/01/2037	$20,256,795
04/01/2038	$20,756,530
10/01/2038	$21,268,594
04/01/2039	$21,793,290
10/01/2039	$22,330,930
Total Payments(2)	$476,121,000

(1)	Preliminary, subject to change.

(2)	Totals may not add up due to rounding.

EXPECTED AMORTIZATION TABLE(1)

Payment Date	Tranche A-1 Balance
Closing Date	$476,121,000
10/01/2025	$458,736,577
04/01/2026	$447,171,774
10/01/2026	$435,321,667
04/01/2027	$423,179,218
10/01/2027	$410,737,215
04/01/2028	$397,988,267
10/01/2028	$384,924,803
04/01/2029	$371,539,063
10/01/2029	$357,823,098
04/01/2030	$343,768,759
10/01/2030	$329,367,700
04/01/2031	$314,611,366
10/01/2031	$299,490,994
04/01/2032	$283,997,602
10/01/2032	$268,121,989
04/01/2033	$251,854,724
10/01/2033	$235,186,145
04/01/2034	$218,106,353
10/01/2034	$200,605,202
04/01/2035	$182,672,298
10/01/2035	$164,296,989
04/01/2036	$145,468,361
10/01/2036	$126,175,231
04/01/2037	$106,406,140
10/01/2037	$86,149,344
04/01/2038	$65,392,814
10/01/2038	$44,124,220
04/01/2039	$22,330,930
10/01/2039	$0

(1)	Preliminary, subject to change.

Weighted Average Life Sensitivity

		-5% (1.54 Standard Deviations from Mean)		-15% (5.23 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)(2)	WAL (yrs)(2)	Change (days)(1)(2)	WAL (yrs)(2)	Change (days)(1)(2)
A-1	8.53	8.53	0	8.53	0

(1)            Number is rounded to whole days

(2)            Preliminary, subject to change.

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the securitized utility tariff bonds and is equal to an overestimate of electricity consumption of 5% (1.54 standard deviations from mean) or 15% (5.23 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the securitized utility tariff charges semi-annually, (iii) customer write-off rates are held constant at 0.33% for residential and non-residential, (iv) Ameren Missouri remits all securitized utility tariff charges on average 36 days after such charges are billed to residential and non-residential customers, (v) ongoing financing costs are equal to projections, (vi) there is no acceleration of the final maturity date of the securitized utility tariff bonds, (vii) a permanent loss of all customers has not occurred, and (viii) the issuance date of the securitized utility tariff bonds is December 20, 2024. There can be no assurance that the weighted average life of the securitized utility tariff bonds will be as shown.

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